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                                                                   EXHIBIT 10.21



                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into as of June 16, 2003 ("Effective Date") between Franklin Bank, N.A. ("Bank") and Leonard B. Carleton ("Carleton").

                                    RECITALS

         Bank wishes to employ Carleton as its Treasurer and Chief Financial Officer and Carleton wishes to accept such employment under the terms and conditions set forth in this Agreement.

         IT IS AGREED as follows:

         1. EMPLOYMENT. Bank hereby employs Carleton as its Chief Financial Officer and elects Carleton as its Treasurer. Carleton accepts such employment and election. Carleton further agrees to serve as Chief Financial Officer and Treasurer for Franklin Bancorp.

         2. TERM. The term of employment under this Agreement shall commence on the Effective Date and shall continue, unless otherwise terminated earlier under
Section 11, until the day before the first anniversary of the Effective Date, i.e., June 15, 2004 (the "Term"), provided that on the day before each yearly anniversary of the Effective Date, the Term shall be automatically extended for successive additional one (1) year periods unless at least ninety (90) days prior to such anniversary date, either Bank or Carleton furnishes the other with written notice that the Term not be so extended.

         3. DUTIES. Carleton shall devote his full-time efforts to the proper and faithful performance of all duties customarily discharged by a Treasurer and Chief Financial Officer for a financial institution, including without limitation (a) supervision of Bank's financial operations, (b) recruitment, training and management of Bank financial personnel, (c) formulation and implementation of financial policies or guidelines and (d) any additional duties assigned to him from time to time by the President and CEO of Bank and/or the Board of Directors of Bank. Carleton shall report directly to the President and CEO of Bank. Carleton agrees to use his best efforts and comply with all fiduciary and professional standards in the performance of his duties hereunder. Carleton shall provide services to Franklin Bancorp and of any subsidiary or affiliate of Bank or Franklin Bancorp without additional compensation and benefits beyond those set forth in this Agreement, and any compensation and benefits provided to Carleton for such services shall be a credit with regard to amounts due from Bank under this Agreement. Carleton represents that his employment under this Agreement will not conflict with or result in the breach of any agreement to which Carleton is bound.

         4. BASE SALARY. Carleton shall be paid a base salary of One Hundred Twenty-Five Thousand Dollars ($125,000.00) per annum for the Term payable, less applicable withholding, in equal monthly payments or more frequently in accordance with Bank's regular practice. Salary for a portion of any period will be prorated. Upon extension of the Term, Carleton's base salary will be set following review each year during the Term (as extended) by the Compensation Committee of Bank; provided, however, that Carleton's base salary shall not be reduced from the base salary immediately previously in effect.


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         5. ANNUAL CASH BONUS. On or before March 31st following each calendar year (except for calendar year 2003), Carleton will be eligible to receive an annual performance bonus based upon Bank's achieving (i) targeted financial results for the prior year, taking into consideration the earnings set forth in the annual budget approved by Bank's Board of Directors each year and/or (ii) such other goals and objectives as mutually determined each year during the Term by Bank and Carleton. The amount of the annual cash bonus earned and payable for any year shall be based on a formula established by the Compensation Committee for all key executive officers of Bank. Carleton will be eligible for a bonus for calendar year 2003 based on mutually agreed upon performance goals which may include, without limitation, (a) the completion of the SBT Tax Project and (b) the completion of the Baker Hill Profitability Model Review and Implementation Project, provided that such bonus shall not exceed Twenty-Nine Thousand Dollars ($29,000.00) nor be less than Fifteen Thousand Dollars ($15,000.00). If Carleton's employment ends before or upon expiration of the Term, he shall not be eligible for a bonus covering the approximate five and one-half (5 1/2) months of the then current calendar year.

         6. LONG TERM INCENTIVE COMPENSATION. Bank anticipates the development of a long-term incentive compensation plan which shall provide Carleton with the opportunity to earn awards under an equity and/or cash based system upon achievement of long-term objectives. It is expected that such plan shall be developed and implemented no later than the 2004 annual meeting of shareholders.

         7. STOCK OPTIONS.

         (a) Franklin Bancorp shall (a) on the Effective Date grant to Carleton an option to purchase 1,125 shares of Franklin Bancorp common stock pursuant to the existing terms and conditions of the Key Executive Stock Option Plan, as amended from time to time (the "Plan") and (b) as soon as practicable conditionally grant to Carleton an option to purchase 3,000 shares of Franklin Bankcorp common stock pursuant to the amended and restated terms and conditions of the proposed Amended and Restated Key Executive Stock Option Plan, such conditional grant expressly subject to and conditioned upon the approval by Franklin Bancorp's shareholders, in their discretion, at their annual meeting in June 2003 to make available additional shares for the Board of Directors to grant in such fashion; provided, however, exercisability of all such options shall terminate in accordance with the Plan but in no event later than ninety (90) days after any termination of employment, except as modified by Section 11(c) below. The options shall vest as set forth in the Plan, as modified by Section 10, below.

         (b) During the Term of his employment, Carleton shall be entitled to fully participate in any future stock option plans, stock purchase plans, restricted stock plans or other similar plans which may be adopted by Bank or Franklin Bancorp in the future. The level of such participation shall be determined by the Compensation Committee of Bank.


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         8. BENEFITS.

         (a) During the Term, Carleton may participate in all Bank sponsored retirement plans, 401(k) plans, life insurance plans, medical insurance plans, disability insurance plans, employee stock ownership plans and such other benefit plans generally available from time to time to other executive employees of Bank or Franklin Bancorp for which he qualifies under the terms of the plans. Carleton's participation in and benefits under any benefit plan shall be on the terms and subject to the conditions specified in such plan.

         (b) Carleton will receive four (4) weeks of paid vacation in each calendar year, prorated for periods less than one (1) year.

         9. REIMBURSEMENT OF EXPENSES. Bank will reimburse Carleton for the reasonable and necessary expenses incurred by him in the performance of his duties under this Agreement in accordance with Bank's policies in effect from time to time.

         10. SEPARATION FROM EMPLOYMENT DUE TO CHANGE IN CONTROL. In the event of a Qualifying Event pursuant to a Change in Control (as those terms are defined below), Bank will pay to Carleton an amount equal to (a) one (1.0) times Carleton's Cash Compensation for the year, if such Qualifying Event occurs during the first twelve (12) months of Carleton's employment with Bank or (b) one and one-half (1.5) times the average of Carleton's previous three (3) years (or fewer years, if employment is less than three (3) full years) of Cash Compensation if such Qualifying Event occurs after Carleton's first twelve (12) months of employment with Bank; provided, however, that Bank shall not be obligated to pay any portion of this amount if it would constitute an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code or such successor provisions. In the event of a Qualifying Event pursuant to a Change in Control, Carleton will thereupon be considered one hundred percent (100%) vested with respect to any unexercised options, warrants and restricted stock grants. As a condition to the payment by Bank under this Section 10, Carleton must first execute and deliver to Bank, in a form prepared by Bank, a release of all claims against Bank, Franklin Bancorp and other appropriate parties, excluding Bank's performance under this Section 10 and of Carleton's vested rights under Bank sponsored retirement plans, 401(k) plans and stock ownership plans.

         For purposes of this Section 10, "Cash Compensation" means the total of Carleton's base salary (Section 4) and any annual cash bonus paid (Section 5), only.

         For purposes of this Section 10, "Change in Control" means the occurrence of any of the following:

         (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a trustee or other fiduciary under an employee benefit plan established or maintained by Bank or Franklin Bancorp, is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Franklin Bancorp representing more than thirty percent



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                  (30%) of the combined voting power of Franklin Bancorp's then outstanding securities; provided, however, that such acquisition of more than thirty percent (30%) of the combined voting power of Franklin Bancorp's outstanding securities will not constitute a Change in Control if the excess is acquired in violation of law and the acquirer by court order, settlement or otherwise disposes or is required to dispose of all securities acquired in violation of law; or

         (b) upon the purchase of Franklin Bancorp's Common stock pursuant to a tender or exchange offer at the point which results in the sale of more than thirty percent (30%) of the combined voting power of Franklin Bancorp's then outstanding securities (other than a tender or exchange offer initiated by Franklin Bancorp or a trustee or other fiduciary under an employee benefit plan established or maintained by Bank or Franklin Bancorp); or

         (c)      upon consummation and closing of a transaction resulting in
                  (i) a merger or consolidation of Franklin Bancorp with or into another institution, other than a merger or consolidation which would result in the voting securities of Franklin Bancorp outstanding immediately prior thereto continuing to represent (either by remaining or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Franklin Bancorp or such surviving entity outstanding immediately after such merger or consolidation); or (ii) a sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Franklin Bancorp which shall include, without limitation, the sale of assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of Franklin Bancorp on a consolidated basis; or (iii) any liquidation or dissolution of Franklin Bancorp; or (iv) any reorganization, reverse stock split, or recapitalization of Franklin Bancorp which would result in a Change in Control.

         For purposes of this Section 10, "Qualifying Event" means one of the following events which occurs during the period commencing one hundred eighty
(180) days prior to the date of a Change in Control and ending on the first anniversary of a Change in Control:

         (a) the termination of Carleton's employment by Bank without Cause (as defined in Section 11(e));

         (b) resignation from employment by Carleton as the result of his removal from the position of Treasurer and Chief Financial Officer or the material and substantial reduction of his duties in such positions or the relocation of Carleton from Bank's current headquarters in Southfield to a location at least fifty (50) miles away; or

         (c) resignation from employment by Carleton due to the reduction of Carleton's then current base salary or elimination of (i) eligibility for an annual cash bonus, (ii) eligibility for long term incentive compensation or (iii) any existing benefits as described in Section 8.



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         11. TERMINATION OF EMPLOYMENT.

         (a) Carleton's employment under this Agreement may be terminated at any time by President and CEO and/or the Board of Directors of Bank (and by the Board of Directors of Franklin Bancorp and of any subsidiary or affiliated organization for employment with those entities), with or without Cause (as defined below). Carleton's employment is "at-will."

         (b) Carleton's employment under this Agreement shall terminate upon expiration of the Term without extension as described in
                  Section 2.

         (c) Carleton's employment under this Agreement shall terminate upon his retirement, resignation or death. Carleton shall furnish sixty (60) days' advance written notice to Bank of his intent to resign or retire unless pursuant to a Change in Control under Section 10. If Carleton resigns or retires within the first year of employment with Bank other than in connection with a Change in Control and fails to provide such advance written notice, all unexercised stock options granted pursuant to Section 7 shall immediately be deemed forfeited.

         (d) Carleton's employment under this Agreement shall terminate upon thirty (30) days written notice by Bank to Carleton of a termination due to Disability, provided such notice is delivered during the period of Disability. The term "Disability" shall mean, for purposes of this Agreement, the inability of Carleton, due to injury, illness, disease or bodily or mental infirmity to engage in the performance of his material duties of employment with Bank as contemplated by
                  Section 3 herein for (i) any period of ninety (90) consecutive days or (ii) a period of one hundred fifty days (150) in any consecutive twelve (12) months, provided that interim returns to work of less than ten (10) consecutive business days in duration shall not be deemed to interfere with a determination of consecutive absent days if the reason for absence before and after the interim return are the same. Benefits to which Carleton is entitled under any disability policy or plan provided by Bank shall reduce the base salary paid to Carleton during any period of Disability on a dollar-for-dollar basis.

         (e) Bank shall have the right to terminate Carleton's employment for Cause. For purposes of this Agreement, "Cause" shall consist of any of the following:

                  (i) Carleton's willful misrepresentation, fraud, willful dishonesty or willful breach of a fiduciary duty which is intended to result, or does result, in his or any person's or entity's enrichment at the expense of Bank;

                  (ii) willful misconduct; provided, however, that conduct by Carleton in good faith and/or ordinary negligence shall not be considered "Cause" under subsections
                           (e)(ii) or (iii);

                  (iii) willful or reckless conduct of Carleton which has an adverse impact (economic or otherwise) on Bank;



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                  (iv)     failure to perform Carleton's duties or failure to
                           follow any written policy or directive of the Board of Directors of Bank or Franklin Bancorp, any of which is not remedied by Carleton after receipt by him of a written notice from Bank's President and CEO and/or the Board of Directors of Bank or Franklin Bancorp specifying the required action and the time period within which the action must be taken, which period shall not be less than three (3) days;

                  (v) willful violation of any law, rule or regulation relating to the operation of Bank or any of its subsidiaries or affiliates;

                  (vi) the order of any court or supervising governmental agency with jurisdiction over the affairs of Bank or any subsidiary or affiliate;

                  (vii) Carleton's willful violation of any provision of this Agreement, including without limitation violation of Sections 12, 13, 14 or 15;

                  (viii) Carleton's conviction or no contest plea to a felony or crime involving moral turpitude;

                  (ix) abuse of illegal drugs or other controlled substances or habitual intoxication; or

                  (x) willful violation by Carleton of Bank's published business conduct guidelines, code of ethics, conflict of interest or other similar policies.

         (f) If Carleton's employment terminates for Cause or for any reason other than as set forth in Section 11(g), Bank shall be obligated only to continue to pay Carleton's salary and, to the extent earned, accrued and unpaid, annual cash bonus and long term incentive compensation and furnish the then existing benefits under Section 8 up to the date of termination (except as otherwise set forth in this Agreement).

         (g) If Carleton's employment is terminated by Bank without Cause under Section 11(a), in addition to the amounts payable under
                  Section 11(f) and unless the termination is the result of a Qualifying Event due to a Change in Control under Section 10, Carleton shall be entitled to receive his (i) base salary,
                  (ii) a pro rated annual cash bonus for the then current calendar year calculated as if all targets and goals are achieved (but no other incentive compensation beyond the date of termination) and (iii) benefits under Section 8 for the remainder of the then Term (i.e., in all events a period of less than one (1) year) at the times and frequency regularly paid. As a condition to the salary and benefit continuation under this Section 11(g), Carleton must first execute and deliver to Bank, in a form prepared by Bank, a release of all claims against Bank, Franklin Bancorp and other appropriate parties, excluding Bank's performance under this Section 11(g) and of Carleton's vested rights under Bank sponsored retirement plans, 401(k) plans and stock ownership plans. Carleton's salary shall be subject to offset for earnings from subsequent employment during the remainder of the Term and all benefits provided by Bank shall cease upon subsequent employment of Carleton. If the



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                  termination without Cause occurs within the one hundred eighty day (180) period before a Change in Control under Section 10 so as to constitute a Qualifying Event under such Section, any salary and benefit continuation to Carleton under this Section 11(g) shall immediately cease and Bank shall receive a credit against the payment pursuant to Section 11 for the salary and prorated annual cash bonus payments hereunder.

         (h) The termination of Carleton's employment with Bank, for any reason and irrespective as to whether initiated by Carleton or Bank, shall be considered a contemporaneous resignation by Carleton from the Treasurer positions with Bank and Bancorp and shall deemed a termination from employment with Bancorp and all entities related to Bank.

         12. CONFIDENTIALITY. During Carleton's employment with Bank and at all times after the termination of such employment, regardless of the reason for such termination, Carleton shall hold all Confidential Information relating to Bank in strict confidence and in trust for Bank and shall not disclose or otherwise communicate, provide or reveal in any manner whatsoever any of the Confidential Information to anyone other than Bank without the prior written consent of Bank. "Confidential Information" includes, without limitation, financial information, related trade secrets (including, without limitation, Bank's business plan, methods and/or practices) and other proprietary business information of Bank which may include, without limitation, market studies, customer and client lists, referral lists and other items relative to the business of Bank. "Confidential Information" shall not include information which is or becomes in the public domain through no action by Carleton or information which is generally disclosed by Bank to third parties without restrictions on such third parties.

         13. SOLICITATION OF CUSTOMERS. During his employment with Bank and for a period after the termination of Carleton's employment, regardless of the reason for the termination, equal to the greater of (a) one (1) year or (b) the period for which Carleton receives payment of his base salary under Section 11(g) for termination by Bank without Cause (the "Non-Competition Period"), Carleton shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Bank, solicit, directly or indirectly, any customer of Bank, or induce any customer of Bank to terminate any association with Bank, or otherwise attempt to provide services to any customer of Bank. Carleton shall prevent such solicitation to the extent he has authority to prevent same and otherwise shall not interfere with the relationship between Bank and its customers.

         14. SOLICITATION OF EMPLOYEES AND OTHERS. During his employment with Bank and during the Non-Competition Period, Carleton shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Bank, solicit, for purposes of employment or association, any employee or agent of Bank ("Solicited Person"), or induce any Solicited Person to terminate such employment or association for purposes of becoming employed or associated elsewhere, or hire or otherwise engage any Solicited Person as an employee or agent of an entity with whom Carleton may be affiliated or permit such, or otherwise interfere with the relationship between Bank and its



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employees and agents. For purposes of this Agreement, an employee or agent of
Bank shall mean an individual employed or retained by Bank during the Term and/or who terminates such association with Bank within a period of six (6) months after the termination of Carleton's employment with Bank.

         15. NON-COMPETITION. During his employment with Bank and during the Non-Competition Period, Carleton shall not, directly or indirectly, as an officer, director, shareholder, member, partner, joint venturer, employee, independent contractor, consultant, or in any other capacity:

         (a)      Engage, own or have any interest in;

         (b) Manage, operate, join, participate in, accept employment with, render advice to, or become interested in or be connected with;

         (c)      Furnish consultation or advice to; or

         (d)      Permit his name to be used in connection with;

any person or entity engaged in the business of providing trust or banking services within Oakland, Wayne or Macomb Counties, Michigan. Notwithstanding the foregoing, holding five percent (5%) or less of an interest in the equity, stock options or debt of any publicly traded company shall not be considered a violation of this Section 15.

         16. REMEDIES. In the event of a material breach or threatened material breach of Section 12, Section 13, Section 14 or Section 15, Bank, in addition to its other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of the aforementioned Sections. In the event of any such material breach, if applicable Bank may immediately cease payment of Carleton's base salary and the providing to Carleton of benefits under Section 11(g) for a termination by Bank without Cause and/or of the payment as the result of a Qualifying Event incident to a Change in Control under Section 10.

         17. SEVERABILITY AND SAVINGS. Each provision in this Agreement is separate. If necessary to effectuate the purpose of a particular provision, the Agreement shall survive the termination of Carleton's employment with Bank. If any provision of this Agreement, in whole or in part, is held to be invalid or unenforceable, the parties agree that any such provision shall be deemed modified to make such provision enforceable to the maximum extent permitted by applicable law. As to any provision held to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in effect.

         18. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of Bank and its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Carleton, his heirs and personal representatives. This Agreement is not assignable by Carleton.

         19. MISCELLANEOUS.



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         (a)      No provision of this Agreement may be modified, waived or
                  discharged unless such waiver, modification or discharge is agreed to in writing and signed by Bank and Carleton. The waiver or nonenforcement by Bank of a breach by Carleton of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by Carleton. This is the parties' entire Agreement relating to the subject matter hereof and any and all prior agreements, representations or promises, oral or otherwise, express or implied, are superseded by and/or merged into this Agreement.

         (b) Any notice under this Agreement must be in writing and delivered personally or by overnight courier, sent by facsimile transmission or mailed by registered or certified mail to the parties at their respective addresses.

         (c) This Agreement shall be governed by the laws of the State of Michigan.

         (d) Although this Agreement was drafted by Bank, the parties agree that it accurately reflects the intent and understanding of each party and should not be construed against Bank for the sole reason that it was the drafter if there is any dispute over the meaning or intent of any provisions.

         (e) This Agreement may be executed in counterparts, which together shall constitute one Agreement.

         (f) By their signatures below, the parties acknowledge that they have had sufficient opportunity to read and consider, and that they have carefully read and considered, each provision of this Agreement and that they are voluntarily signing this Agreement.


The parties have executed this Agreement as of the Effective Date.

WITNESS:

--------------------------------------        ----------------------------------
                                              Leonard B. Carleton


                                              FRANKLIN BANK, N.A.
--------------------------------------

                                              By
                                                --------------------------------

                                              Its
                                                 -------------------------------




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